                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

      SOURCE INTERLINK REPORTS FISCAL 2007 SECOND QUARTER EARNINGS RESULTS

        ADJUSTED PRO-FORMA OPERATING INCOME INCREASES 20% YEAR OVER YEAR

BONITA SPRINGS, FL, SEPTEMBER 11, 2006 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ: SORC), a leading provider of home entertainment products and marketing services, today announced financial results for the fiscal 2007 second quarter ended July 31, 2006.

Adjusted pro-forma net income for the fiscal 2007 second quarter totaled $6.3 million, or $0.12 per diluted share on total consolidated revenue of $441.5 million. Adjusted pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the second quarter totaled $16.6 million, an 18.5% or $2.6 million increase from the prior year period. Adjusted pro-forma operating income for the second quarter totaled $13.2 million, an increase of $2.2 million or 20.0% over the prior year same quarter. Adjusted pro-forma operating income for the Company's operating segments improved 30.4%, 5.1% and 26.8% for Magazine Fulfillment, CD and DVD Fulfillment and In-Store Services, respectively, over the prior year second quarter. GAAP net income for the fiscal 2007 second quarter totaled $4.1 million, or $0.08 per diluted share, compared to fiscal 2006 second quarter income from continuing operations of $4.1 million, or $0.08 per diluted share.

Adjusted pro-forma income for the six month period ending July 31, 2006 totaled $11.6 million, or $0.22 per diluted share, on total revenue of $896.1 million. Adjusted pro-forma EBITDA for the six month period totaled $31.0 million as compared to $28.1 million for the prior year six month period, a 10.2% increase. GAAP net income for the six month period ended July 31, 2006 increased $1.6 million or 27.9% to $7.4 million or $0.14 per diluted share as compared to net income from continuing operations of $5.7 million or $0.12 per diluted share for the same period last year. GAAP revenue in the current six month period increased $267.9 million or 42.6% to $896.1 million compared to prior year first half total revenue of $628.2 million.

"Our second quarter results illustrate the leverage embedded in our operating model, as we continued to maximize efficiencies in our businesses to drive solid profits in an otherwise soft retail environment," commented Leslie Flegel, Source Interlink chairman and chief executive officer. "We posted healthy revenue and EBITDA growth over last year, and continued to execute on the integration of our businesses which will lead to gross and operating margin improvement overall."

Flegel added, "In accordance with our financial objectives, we were able to improve gross margin percentages in all three of our operating divisions. The Magazine division achieved its most profitable quarter in its history despite the lack of material profit contribution from our most recent service area acquisitions which will build over time. Our Alliance division continues to post meaningful market share gains, picking up about 4,200 new chain drugstores for CD and DVD distribution and vendor managed inventory. This strengthens our position and demonstrates the positive future we see for the home entertainment content category at retail. We anticipate an improved CD and DVD release schedule for the remainder of the year, and will continue to pursue new customer opportunities across our business lines that will allow us to leverage our operating platform."

FINANCIAL HIGHLIGHTS

The Company uses both generally accepted accounting principles (GAAP), and non-GAAP or adjusted pro-forma financial measures to evaluate and report the results of its business. A reconciliation of the adjusted pro-forma financial measures to the GAAP financial measure appears later in the release.

The Company provides non-GAAP or adjusted pro-forma financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the Company's current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the Company's historical operating results.

Non-GAAP or adjusted pro-forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items such as merger-related expenses, amortization of acquired intangible assets, acquisition charges and non-cash compensation charges related to the adoption of FAS 123R that may have a material effect on the Company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted pro-forma information provided by the Company may be different from the non-GAAP or adjusted pro-forma information provided by other companies.

Adjusted pro-forma results for fiscal 2007 second quarter ended July 31, 2006 exclude amortization of intangible assets resulting from recently acquired companies and relocation and severance charges related to Levy.

For the fiscal 2006 second quarter, Source Interlink reported GAAP revenue of $393.8 million, $4.1 million of income from continuing operations or $0.08 per diluted share, computed on a tax rate of 47.7% compared to a 40.0% tax rate in the current year. Adjusted pro-forma EBITDA totaled $14.0 million. The GAAP results for fiscal 2006 second quarter reflect the Levy acquisition as of May 10, 2005.

GAAP earnings per share in the fiscal 2006 second quarter were calculated on
53.0 million diluted shares outstanding, compared with 53.3 million diluted shares outstanding in fiscal 2007 second quarter.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

   (in thousands, except earnings per share data)                          QUARTER ENDED                    SIX MONTHS ENDED
                                                                     7/31/2006*       7/31/2005*       7/31/2006**    7/31/2005**
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ..........................         $  4,094         $  4,076         $  7,353          $  5,747

Amortization of acquired intangible assets .................            1,746            1,582            3,419             2,839
Relocation and severance charges ...........................              429             --                429              --
Merger and acquisition costs* ..............................             --               --               --               1,856
Tax impact .................................................             --                465             (160)              465
Alliance's net income for February 2005 ....................             --               --               --               1,488
Compensation charge related to FAS 123R ....................             --               --                240              --
Plant closing and disposal costs ...........................             --               --                317              --
                                                                     --------         --------         --------          --------

Pro-forma income from continuing operations ................         $  6,269         $  6,150         $ 11,598          $ 12,395
                                                                     ========         ========         ========          ========


Diluted shares .............................................         $ 53,291         $ 52,960         $ 53,223          $ 52,946***

EPS ........................................................         $   0.12         $   0.12         $   0.22          $   0.23

* Amounts shown net of tax using 40% and 35% effective tax rates for the three months ended July 31, 2006 and 2005, respectively.

** Amounts shown net of tax using 40% and 37.5% effective tax rates for the six months ended July 31, 2006 and 2005, respectively.

***  Pro-forma diluted shares

FISCAL 2007 SECOND QUARTER SEGMENT RESULTS

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD Fulfillment segment reported GAAP revenue of $198.2 million. Revenue decreased 5.0% or $10.5 million from the prior year period due to the loss of Musicland revenue and a soft CD and DVD new release schedule during the quarter. GAAP operating income totaled $7.0 million. GAAP gross margins increased to 19.0% from 17.5% in the prior year period, primarily due to increased vendor managed inventory sales and improved terms from suppliers in the quarter. On an adjusted pro forma basis, operating income increased $0.4 million from the prior year period to $8.8 million. Higher operating expenses in the quarter were due primarily to higher freight expense. Adjusted pro-forma operating margins increased to 4.5% in the current year second quarter from 4.0% in the prior year period, due primarily to the items discussed above.

For the six month period ended July 31, 2006, the CD and DVD fulfillment segment reported GAAP revenue of $438.9 million, operating income of $14.2 million, and gross margin of 18.0%. For comparative purposes, revenue for the first half of last year was $357.1 million, operating income was $14.1 million, and gross margin was 17.9%. Pro-forma revenue for the six month period ended July 31, 2005 was $430.3 million. Gross margin for the six month period ended July 31, 2006 was 18.0% compared to the adjusted pro-forma gross margin of 17.6% for the prior year six month period. Pro-forma operating margins decreased from 4.6% in the prior period to 4.1% in the current period.

MAGAZINE FULFILLMENT SEGMENT - The Company's Magazine Fulfillment segment, which includes the acquisition of distribution service areas in Southern California and Washington D.C./Baltimore from the Anderson News Company effective March 30, 2006, reported GAAP revenue of $223.2 million compared with $166.8 million in the prior year period, an increase of

33.9%. Higher revenues reflect a full-quarter of Levy magazine distribution business, acquired May 10, 2005, and a full-quarter of business from the recently acquired Anderson service areas. GAAP gross margins increased from 21.9% in the prior year period to 22.9% in the current period as a result of improved pricing from certain suppliers. Adjusted pro-forma operating income increased to $6.1 million in the fiscal 2007 second quarter from $4.7 million in the prior year period, a 30.4% increase. Adjusted pro-forma operating margins decreased slightly from 2.8% in the prior year period to 2.7% in the current period.

For the six month period ended July 31, 2006, the Magazine Fulfillment segment reported GAAP revenue of $418.2 million, compared with $238.4 million in the prior year period, an increase of 75.4% due primarily to a full six month impact of the Levy magazine distribution business and four months of the Anderson service areas in the current year. Gross margin decreased from 23.3% in the prior year period to 22.5% in the current period. Adjusted pro-forma operating income was $11.0 million, compared with $8.5 million in the prior year period. Pro-forma operating margins decreased from 3.6% in the prior year period to 2.6% in the current period primarily due to the increase in our domestic mainstream distribution, which historically has had lower operating margins and expenses related to operating duplicative distribution centers in both the Mid-Atlantic and Southwest United States attributable to recent acquisitions. The Company expects to consolidate its distribution centers in these territories in the third quarter of the current fiscal year.

IN-STORE SERVICES SEGMENT - The In-Store Services segment recorded GAAP revenue of $20.1 million in the fiscal 2007 second quarter, compared with $18.4 million in the year-ago quarter, primarily due to the production of larger jobs in the wire division. Operating income for the fiscal 2007 second quarter was $4.6 million, versus $3.6 million in the prior year period.

For the six month period ended July 31, 2006, In-Store Services segment reported GAAP revenue of $39.0 million, compared with $32.7 million in the prior year period. Operating income for the six month period ended July 31, 2006, was $8.1 million, versus $5.6 million in the prior year period.

SHARED SERVICES SEGMENT - The Shared Services segment consists of shared overhead functions associated with the individual operating segments. Shared Services recorded an adjusted pro-forma operating loss in the fiscal 2007 second quarter of $6.3 million, compared with $5.7 million in the prior year period. Shared Services as a percentage of consolidated revenue remained at 1.4% for the fiscal 2007 second quarter. For the six month period ended July 31, 2006, shared services as a percentage of revenue decreased from 1.6% to 1.4% as compared to the prior year six month period.

FISCAL 2007 SECOND QUARTER CONFERENCE CALL
Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2007 second quarter results today, Monday, September 11, 2006 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 888-694-4702 (U.S. callers) and 973-582-2741 (Int'l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company's website at www.sourceinterlink.com. A replay of the conference call will be available through Monday, September 18, 2006 by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode: 7789289. The webcast presentation will also be archived on www.sourceinterlink.com for 30 days.


ABOUT SOURCE INTERLINK COMPANIES, INC.
Source Interlink Companies is a leading marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The Company's fully integrated businesses include:

     o Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet
     o Import and export of periodicals sold in more than 100 markets worldwide
     o Coordination of product selection and placement of impulse items sold at checkout counters
     o Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase
     o Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the Company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2006.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:
Investors:                                                      Media:
Dean Heine                           Todd St.Onge               Nancy Zakhary
Investor Relations                   Brainerd Communicators     Brainerd Communicators
Source Interlink Companies, Inc.     212-986-6667               212 986-6667
212-683-0376                         stonge@braincomm.com       nancy@braincomm.com
dheine@sourceinterlink.com


Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     JULY 31,
                                                      2006        JANUARY 31,
                                                   (UNAUDITED)       2006
-----------------------------------------------------------------------------

ASSETS
  CURRENT ASSETS
    Cash .......................................   $     2,397    $    23,239
    Trade receivables, net .....................       118,814        129,782
    Purchased claims receivable ................        10,623          9,922
    Inventories ................................       209,802        198,483
    Income tax receivable ......................           438          2,180
    Deferred tax asset .........................        18,963         16,403
    Other ......................................         7,166          6,058
-----------------------------------------------------------------------------

  TOTAL CURRENT ASSETS .........................       368,203        386,067
-----------------------------------------------------------------------------

  Property, plants and equipment ...............        96,565         89,971
  Less accumulated depreciation and amortization       (26,666)       (23,255)
-----------------------------------------------------------------------------

  NET PROPERTY, PLANTS AND EQUIPMENT ...........        69,899         66,716
-----------------------------------------------------------------------------

  OTHER ASSETS
    Goodwill, net ..............................       429,119        302,293
    Intangibles, net ...........................       127,110        118,988
    Other ......................................         9,293         10,408
-----------------------------------------------------------------------------

  TOTAL OTHER ASSETS ...........................       565,522        431,689
-----------------------------------------------------------------------------

TOTAL ASSETS ...................................   $ 1,003,624    $   884,472
=============================================================================

                        SOURCE INTERLINK COMPANIES, INC.
                     CONSOLIDATED BALANCE SHEETS (CONCLUDED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               July 31,
                                                                                 2006     January 31,
                                                                             (unaudited)     2006
-----------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES
    Checks issued against future advances on revolving credit facility ...   $     --      $     --
    Accounts payable and accrued expenses (net of allowance for returns of
    $168,234 and
      $167,423 at July 31, 2006 and January 31, 2006, respectively) ......      317,601       321,074
    Deferred revenue .....................................................        2,374         3,226
    Current portion of obligations under capital leases ..................          852           476
    Current maturities of debt ...........................................       18,335         6,508
-----------------------------------------------------------------------------------------------------

  TOTAL CURRENT LIABILITIES ..............................................      339,162       331,284
  Deferred tax liability .................................................       36,531         4,526
  Obligations under capital leases .......................................        1,502         1,118
  Debt, less current maturities ..........................................      151,055        80,727
  Other ..................................................................        6,534         7,224
-----------------------------------------------------------------------------------------------------

  TOTAL LIABILITIES ......................................................      534,784       424,879
-----------------------------------------------------------------------------------------------------

  TOTAL STOCKHOLDERS' EQUITY .............................................      468,840       459,593
-----------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............................   $1,003,624    $  884,472
=====================================================================================================

                        SOURCE INTERLINK COMPANIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                Three months ended July 31,    Six months ended July 31,
                                                                --------------------------------------------------------
                                                                   2006           2005            2006           2005
------------------------------------------------------------------------------------------------------------------------

REVENUES ....................................................   $ 441,507      $ 393,790       $ 896,107      $ 628,211
Cost of revenues (including depreciation of $263, $306, $541,     345,667        314,801         710,327        498,677
  and $596, respectively) ...................................
-----------------------------------------------------------------------------------------------------------------------

GROSS PROFIT ................................................      95,840         78,989         185,780        129,534

Selling, general and administrative expense .................      54,427         46,958         108,747         76,633
Fulfillment freight .........................................      25,092         18,354          47,027         28,690
Depreciation and amortization ...............................       6,012          4,241          11,817          7,344
Merger and acquisition charges ..............................        --             --              --            3,094
Relocation expense ..........................................         715           --               715           --
Impairment of land and building held for sale ...............        --             --               529           --
-----------------------------------------------------------------------------------------------------------------------

OPERATING INCOME ............................................       9,594          9,436          16,945         13,773
-----------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
  Interest expense (including amortization of deferred
    financing fees of $150, $168, $306, and $302,
    respectively) ...........................................      (2,869)        (1,744)         (5,137)        (2,678)
  Interest income ...........................................          44             44             112             90
  Other .....................................................          56             61              70            135
-----------------------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSE .........................................      (2,769)        (1,639)         (4,955)        (2,453)
-----------------------------------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES ......       6,825          7,797          11,990         11,320
Income tax expense ..........................................       2,731          3,721           4,637          5,573
-----------------------------------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS ...........................       4,094          4,076           7,353          5,747
Loss from discontinued operations, net of tax................        --           (1,446)           --           (1,446)

NET INCOME ..................................................   $   4,094      $   2,630       $   7,353       $   4,301
========================================================================================================================

EARNINGS PER SHARE - BASIC:
  Continuing operations .....................................   $    0.08      $    0.08       $    0.14       $    0.12
  Discontinued operations ...................................        --            (0.03)           --             (0.03)
-------------------------------------------------------------------------------------------------------------------------

TOTAL                                                           $    0.08      $    0.05       $    0.14       $    0.09
========================================================================================================================

EARNINGS PER SHARE - DILUTED:
  Continuing operations .....................................   $    0.08      $    0.08       $    0.14       $    0.12
  Discontinued operations ...................................        --            (0.03)           --             (0.03)
------------------------------------------------------------------------------------------------------------------------

TOTAL                                                           $    0.08      $    0.05       $    0.14       $    0.09
========================================================================================================================

Weighted average common shares outstanding - basic ..........      51,811         51,140          51,760          46,800
Weighted average common shares outstanding - diluted ........      53,291         52,960          53,223          48,751

------------------------------------------------------------------------------------------------------------------------